Exhibit 99.1

NEWS RELEASE

Contact: Jeff Dahncke
Public Relations
914-767-7690
jeff.dahncke@pepsi.com

Mary Winn Settino
Investor Relations
914-767-7216
marywinn.settino@pepsi.com

THE PEPSI BOTTLING GROUP ACKNOWLEDGES RECEIPT OF UNSOLICITED PROPOSAL FROM PEPSICO

SOMERS, N.Y., April 20, 2009 – The Pepsi Bottling Group, Inc. (NYSE: PBG) confirmed that it received an unsolicited, non-binding proposal from PepsiCo, Inc. to acquire all the outstanding shares of the Company’s common stock not owned by PepsiCo for $29.50 per share.

PBG said that its Board of Directors will evaluate the proposal carefully and respond in due course.

About PBG
The Pepsi Bottling Group, Inc. (www.pbg.com) is the world’s largest manufacturer, seller and distributor of Pepsi-Cola beverages. With approximately 67,000 employees and annual sales of nearly $14 billion, PBG has operations in the U.S., Canada, Greece, Mexico, Russia, Spain and Turkey. For more information, please visit www.pbg.com.